Exhibit (a)(5)(M)

Emergent Capital, Inc. Announces Closing of Exchange Offer and Consent Solicitation

BOCA RATON, Fla., July 31, 2017

Emergent Capital, Inc. (OTCQB: EMGC) (“Emergent” or the “Issuer”) announced today the final results for its previously announced offer to exchange (the “Exchange Offer”) any and all of its outstanding $74,220,450 aggregate principal amount of 8.50% Senior Unsecured Convertible Notes due 2019 (the “Old Notes”) for $74,220,450 aggregate principal amount of a new series of 5.00% Senior Unsecured Convertible Notes due 2023 (the “New Unsecured Notes”) together with a right to subscribe (the “Rights Offering”) for 500 shares of Emergent’s $0.01 par value common stock at $0.20 per share for each $1,000 principal amount of Old Notes tendered up to an aggregate of 40,000,000 shares, and its previously announced solicitation of consents (the “Consent Solicitation”) from the holders of the Old Notes to eliminate substantially all restrictive covenants contained in the Old Notes Indenture and the Old Notes (the “Proposed Amendments”), pursuant to an amendment to its previously filed Schedule TO.

The Exchange Offer expired at 5:00 p.m., New York City time, on July 26, 2017.

$73,026,450 aggregate principal amount of Old Notes were validly tendered and not withdrawn prior to the expiration of the Offer to Exchange, and all of the Old Notes validly tendered and not withdrawn prior to the expiration of the Offer to Exchange were accepted for exchange by Emergent in accordance with the terms of the Offer to Exchange.  On July 28, 2017, the Company issued $75,836,966 aggregate principal amount of its New Unsecured Notes in exchange for the $73,026,450 aggregate principal amount of Old Notes which were validly tendered and not withdrawn prior to the expiration of the Offer to Exchange and to pay accrued and unpaid interest on all such Old Notes so tendered and accepted for exchange through and excluding the Settlement Date.

Holders of Old Notes elected to purchase in the aggregate 40,000,000 shares of Rights Offering Common Stock in the Rights Offering at a price of $0.20 per share for an aggregate purchase price of $8,000,000.  On July 28, 2017, the Company received $8,000,000 aggregate proceeds from those holders of Old Notes subscribing for Rights Offering Common Stock and the Company issued to them an aggregate of 40,000,000 shares of Rights Offering Common Stock.

The Company received sufficient consents in the Consent Solicitation to effect the Proposed Amendments, and on July 28, 2017, the Company and U.S. Bank, as trustee, executed and delivered the Supplemental Indenture, which has gone into effect and is operative.

About Emergent Capital, Inc.

Emergent Capital, Inc. (OTCQB: EMGC) is a specialty finance company that invests in life settlements.  More information about Emergent can be found at www.emergentcapital.com.

Safe Harbor Statement

This press release may contain certain “forward-looking statements” relating to the business of Emergent Capital, Inc. and its subsidiary companies. All statements, other than statements of historical fact included herein are “forward-looking statements.” These forward-looking statements are often identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions, and involve known and unknown risks and uncertainties. Although Emergent believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  These statements include, but may not be limited to, those relating to the proposed exchange offer, the Proposed Amendments, and the transactions expected to be engaged in in connection with the proposed exchange offer.  In addition to the risks and uncertainties noted in this release, there are certain factors that could cause actual results to differ materially from those anticipated by some of the statements made. These include (1) risks associated with the transactions contemplated by the exchange offer, including but not limited to risks related to the failure to close the transactions contemplated by the exchange offer, including due to the failure to receive the minimum requisite tender, (2) the ability to successfully complete the other transactions related to our recapitalization efforts, (3) loss of key management and other personnel, (4) risks associated with our debt leverage and operating covenants under our debt instruments, (5) changes in economic conditions in the United States and abroad, and (6) other risks, uncertainties and other factors described in Emergent’s quarterly reports on Form 10-Q and annual reports on Form 10-K and in Emergent’s other filings with the U.S. Securities and Exchange Commission (SEC) or in materials incorporated therein by reference. Other than as required under the securities laws, Emergent does not assume a duty to update these forward-looking statements to reflect subsequent events or circumstances or actual outcomes.  Actual results could vary materially depending on such risks and uncertainties that may affect Emergent and its business.